Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 33-73376, 333-04295, 333-41768, and 333-88914 on Form S-8 and Registration Statement Nos. 333-90395, 333-62830, 333-108947 and 333-161182 on Form S-3 of CBL & Associates Properties, Inc. of our report dated March 31, 2010 related to the financial statements of JG Gulf Coast Town Center, LLC (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the statements of cash flows for the years ended December 31, 2008 and 2007 as discussed in Note 1) appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of CBL & Associates Properties, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 31, 2010